Contact:  Mark Murphy, Chief Executive Officer
(949) 769-3200

Jeff Stanlis, Investor Relations
Hayden Communications, Inc.
(602) 476-1821
For Immediate Release

PRO-DEX, INC. ANNOUNCES
FISCAL FIRST QUARTER 2009
RESULTS AND $4.0 MILLION IN
NEW ORDERS FROM EXISTING
CUSTOMERS

IRVINE, CA, November 13, 2008 - PRO-DEX, INC. (NASDAQ: PDEX) today announced financial results for the first fiscal quarter 2009, the period ending September 30, 2008. In addition, Pro-Dex announced receiving new purchase commitments subsequent to the end of the quarter from existing customers for $4.0 million of product to be delivered throughout calendar year 2009.

Consolidated net sales for the fiscal first quarter decreased 6% to $5.7 million compared to $6.0 million reported for the fiscal first quarter of 2008. Consolidated gross profit for the quarter decreased 19% over the same quarter in the previous year to $1.7 million, a 31% gross profit margin, compared to gross profit of $2.2 million or 36% gross profit margin last year.

Commenting on top line performance, Mark P. Murphy, the Company’s President and Chief Executive Officer, said, “It’s important to understand the specifics of our top line changes when making year-to-year comparisons. Sales to our largest customer increased 14% compared to last year and, subsequent to the end of the quarter, this customer placed a new $1.0 million purchase order for delivery in early 2009. Conversely, sales to our second-largest customer decreased year-over-year, accounting for almost the entire consolidated decrease in sales for the quarter. A year ago, this customer was purchasing a significant amount of component inventory from us in preparation for manufacturing their own surgical handpieces. However, given improved relations between our companies, this customer aborted their own manufacturing efforts, increased their finished product purchases from us, and hired Pro-Dex to design a next generation product for them.”

As a result, total sales to this customer decreased given the elimination of last year’s component sales. Subsequent to the end of the Q1, this customer placed a new $3.0 million purchase order for delivery in calendar year 2009.

Inclusive of the $4.0 million addition, the Company ended October with an $11.2 million backlog of orders to be shipped over the next 12 months. Pro-Dex also has an additional $3.2 million in contractual purchase commitments related to new product development projects, order commitments not reflected in current backlog numbers. The Company anticipates receipt of purchase orders for this new product by the end of 2008. Historically, step-function increases in backlog have been a reliable leading indicator to future increases in sales.

Consolidated operating expenses for the fiscal first quarter 2009 increased by 17% to $1.9 million, compared to $1.6 million in the first fiscal quarter 2008, primarily driven by increased labor expenditures, higher costs associated with Sarbanes Oxley compliance, and increased costs associated with new corporate facilities.

Commenting on the company’s expenses, Mr. Murphy noted, “In the last year, we have built a significant amount of infrastructure to respond to new product development opportunities. Although significant contracts have been won and the development of the associated new products is under way, the increased shipments from these investments have not yet been realized. While we remain confident that these sales will begin this fiscal year, we are taking immediate actions to align our cost structure with existing revenues to ensure profitability and positive cash flow during the interim.”

Net loss for the first fiscal quarter 2009 was $118,000 or $(0.01) per basic and diluted share compared to net income of $326,000 or $0.03 per share on a basic and diluted basis for the three months ended September 30, 2007.

Mr. Murphy concluded, “We’ve reduced our borrowing under our credit lines by $300,000 since the end of Q1, leaving a total of $3.7 million of borrowing capacity remaining, if necessary. In addition, the Company repurchased almost 65,000 shares during the first quarter, at a total cost of approximately $60,000, and we have repurchased an additional 40,000 shares during the early part of the second quarter. Moving forward, we believe we will post another consecutive year of top line growth. With current development projects nearing completion and with a filled pipeline of project proposals, we are cautiously optimistic that we are nearing the inflection point and believe we will make continued progress during the coming quarters.”

Teleconference Information:

Investors and all others are invited to listen to a conference call discussing the first fiscal quarter 2009 results, today at 4:30 p.m. Eastern Time. The call is scheduled to be broadcast live over the Internet and may be accessed by visiting the Company's website at http://www.pro-dex.com. Mark Murphy, Chief Executive Officer and Jeff Ritchey, Chief Financial Officer, plan to host the call. If you would like to join the call, dial (866) 323-3543 U.S. and (706) 679-0672 International, conference I.D. 73154118. You may identify the call as the Pro-Dex First Quarter Earnings Call. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's website for 30 days. Additionally, a telephone replay will be available 2 hours after the call for 48 hours by dialing (800) 642-1687 U.S. or (706) 645-9291 for international callers, conference I.D. number 73154118.

Pro-Dex Inc., with operations in Irvine, California, Beaverton, Oregon and Carson City, Nevada, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate embedded motion control, miniature rotary drive systems and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities, commercial and military aircraft, and high tech manufacturing operations globally.

For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.
(tables follow)

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	September 30, 2008 (unaudited)	June 30,2008 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$384,000	$517,000
Accounts receivable, net of allowance for doubtful accounts
of $130,000 at September 30, 2008 and $144,000 at June 30, 2008	3,183,000	2,842,000
Other current receivables	-	205,000
Inventories	4,640,000	5,101,000
Prepaid expenses	265,000	214,000
Prepaid income taxes	869,000	860,000
Deferred income taxes	1,182,000	1,176,000
Total current assets	10,523,000	10,915,000

Property, plant, equipment, net	6,416,000	6,470,000
Other assets:
Goodwill	2,997,000	2,997,000
Intangibles - Patents, net	1,197,000	1,221,000
Other	62,000	68,000
Total other assets	4,256,000	4,286,000

Total assets	$21,195,000	$21,671,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Credit Line	$2,600,000	$2,000,000
Accounts payable	1,303,000	1,736,000
Accrued expenses	1,712,000	2,053,000
Income taxes payable	-	114,000
Current portion of term note	333,000	396,000
Current portion of real estate loan	31,000	30,000
Total current liabilities	5,979,000	6,329,000
Long-term liabilities
Real estate loan	1,553,000	1,560,000
Patent deferred payable	44,000	44,000
Deferred income taxes	290,000	290,000
Deferred rent	167,000	150,000
Total long-term liabilities	2,054,000	2,044,000
Total liabilities	8,033,000	8,373,000
Commitments and contingencies
Shareholders' equity:
Common shares; no par value; 50,000,000 shares authorized;
9,738,437 shares issued and outstanding September 30, 2008,
9,803,366 shares issued and outstanding June 30, 2008,	16,527,000	16,545,000
Accumulated deficit	(3,365,000)	(3,247,000)

Total shareholders’ equity	13,162,000	13,298,000

Total liabilities and shareholders’ equity	$21,195,000	$21,671,000

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Three months ended September 30 (unaudited)

	2008	2007

Net sales	$5,656,000	$5,992,000

Cost of sales	3,902,000	3,839,000
Gross profit	1,754,000	2,153,000

Operating expenses:
Selling expenses	344,000	323,000
General and administrative expenses	835,000	735,000
Research and development costs	731,000	575,000
Total operating expenses	1,910,000	1,633,000

Income (loss) from operations	(156,000)	520,000

Other income (expense):
Other expense, net	-	6,000
Royalty income	2,000	6,000
Interest expense	(61,000)	(47,000)
Total	(59,000)	(35,000)

Income (loss) before provision (benefit) for income taxes	(215,000)	485,000

Provision (benefit) for income taxes	(97,000)	159,000
Net income (loss)	$(118,000)	$326,000

Net income (loss) per share:
Basic	$(0.01)	$0.03
Diluted	$(0.01)	$0.03

Weighted average shares outstanding - basic	9,783,407	9,718,366
Weighted average shares outstanding - diluted	9,783,407	9,947,884

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Three months ended September 30 (unaudited)

	2008	2007
Cash Flows from Operating Activities:
Net Income (Loss)	$(118,000)	$326,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	222,000	120,000
Stock based compensation	42,000	48,000
(Recovery of) provision for doubtful accounts	(14,000)	(12,000)
Provision for slow moving and obsolete inventory	-	15,000
(Decrease) in deferred taxes	(5,000)	-
Changes in:
(Increase) decrease in accounts receivable	(122,000)	481,000
Decrease in inventories	461,000	172,000
(Increase) in prepaid expenses	(50,000)	(51,000)
(Increase) decrease in other assets	5,000	(12,000)
(Decrease) Increase in accounts payable and accrued expenses	(756,000)	58,000
(Decrease) in income taxes payable	(124,000)	(53,000)
Net Cash (used by) provided by Operating Activities	(459,000)	1,092,000

Cash Flows From Investing Activities:
Purchases of equipment and leasehold improvements	(144,000)	(344,000)

Net Cash used in Investing Activities	(144,000)	(344,000)

Cash Flows from Financing Activities:
Net borrowing (payments) on line of credit	600,000	(300,000)
Principal payments on term note	(63,000)	(63,000)
Principal payments on mortgage	(7,000)	(7,000)
Stock Repurchases	(60,000)	-

Net Cash provided by (used by) Financing Activities	470,000	(370,000)

Net Increase (decrease) in Cash and Cash Equivalents	(133,000)	378,000
Cash and Cash Equivalents, beginning of period	517,000	403,000

Cash and Cash Equivalents, end of period	$384,000	$781,000

Supplemental Information
Cash payments for interest	$56,000	$45,000

Cash payments for income taxes	$-	$215,000